UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2014

EVENTURE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172685	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

855.986.5669

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective November 1, 2014 we entered into a one-year Marketing and Consulting Agreement (the “Agreement”) with CorProminence LLC (“Cor”) a New York limited liability corporation, pursuant to which Cor will provide us with shareholder and investor relations services in the form of road shows with the financial community, sponsorship and participation in financial industry trade shows, creation of informational packages for prospective investors, investor relations promotional activities and the production and distribution of executive interviews. In connection with such services, we are paying Cor $10,000 per month, payable monthly in advance (the “Monthly Cash Fee”) and will be issuing to Cor 217,175 shares of our restricted common stock (the “Compensation Shares”). We will be furnishing to Cor all documents and information respecting our company that are reasonably necessary to enable Cor to perform the services. Cor has agreed that it will only use such information and documentation that has been provided to Cor by us or which we will have approved in writing in advance for use by Cor. The Agreement contains a standard confidentiality provision and provides for mutual indemnification for certain breaches. The Agreement may be terminated by either party for any reason upon 30 days prior written notice (the “Notice”). If the Agreement is terminated by us, Cor is entitled to retain the Monthly Cash Fee paid to Cor after the Notice but prior to the effective date of termination unless such termination is due to Cor’s negligence, gross misconduct or breach of its representations, warranties and a material provision set forth in the Agreement. Further, if we terminate the Agreement for any reason, Cor is required to return to us a proportionate amount of the Compensation Shares based upon the number of days of the one-year term that the Agreement was in effect prior to termination.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Report.

Exhibit Number	Description

10.1	Marketing and Consulting Agreement made as of November 1, 2014 between the Registrant and CorProminence, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: November 6, 2014	By:	/s/ Gannon Giguiere
Name: Gannon Giguiere
Title: CEO and Secretary